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                                                                     Exhibit (b)
                                [RED LETTERHEAD]

                                October 29, 2001

Mr. Abdo Khoury
President
ARV Assisted Living, Inc.
245 Fischer Ave., D-1
Costa Mesa, CA 92626

     RE: ACQUISITION/BRIDGE FINANCING TO ARV ASSISTED LIVING, INC. ("ARV") TO
         FUND THE PURCHASE OF UP TO 18,666 PARTNERSHIP UNITS OF ARV PIII.

Dear Mr. Khoury:

     This letter is to follow up on our recent discussions regarding the referenced Project. We are willing to provide financing for the acquisition of the partnership units of ARV PIII not already owned by ARV (the "Loan") using the funding capabilities of Red Mortgage Capital, Inc. ("RMC") and/or other lenders (collectively, "Lender") under the terms and conditions described herein.

     Identified below are the basic transaction parameters for the Loan:

        Borrower:                     ARV Assisted Living, Inc.
        Loan Amount:                  $4,250,000
        Loan Interest Rate:           10.25%
        Financing Fees:               $125,000
        Maturity:                     January 1, 2003
        Additional Collateral:        a) Deposit or pledge of cash in the amount of $2.2
                                      million, or a lesser amount depending upon ARV's
                                         ownership interest in ARV PIII post-tender.
                                      b) Assignment of all existing partnership interest
                                      owned and all partnership units purchased by ARV as
                                         part of this financing. In addition, ARV shall
                                         pledge 100% of its equity interest in Villa Colima.
        Other Terms and Conditions:   a) ARV will commit a minimum of $3,250,000 cash to the
                                         acquisition of the partnership interest. ARV will
                                         fund the first $3,000,000 to purchase the
                                         partnership unit purchases, followed by up to
                                         $4,000,000 by RMC. Any additional partnership unit
                                         purchases above the $7,000,000 total will be funded
                                         equally by ARV and RMC, up to an additional
                                         $250,000 each.
                                      b) ARV can apply a portion of the required cash
                                      contribution by purchasing a subordinated piece of
                                         RMC's loan with no foreclosure rights.
                                      c) Final approval of additional Loan by RMC's Loan
                                      Committee.

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Mr. Abdo Khoury
October 29, 2001
Page 2

     We understand that this transaction is scheduled to close on November 15(th), 2001. Please call with any questions, and we look forward to working with you again.

                                          Very truly yours,

                                          RED MORTGAGE CAPITAL, INC.

                                          CRAIG JONES SIG

                                          Craig S. Jones
                                          Managing Director

cc:
     Christian R. Mauger -- Red Mortgage Capital, Inc. (Columbus, OH) Michael S. Wood -- Red Mortgage Capital, Inc. (Columbus, OH)
     John W. Adams -- Red Mortgage Capital, Inc. (Columbus, OH)